EXHIBIT 10.2

ASSET MANAGEMENT AGREEMENT

This Asset Management Agreement ("Agreement") is made and entered into effective as of July 1, 2013 ("Effective Date") between The InterGroup Corporation (“OWNER”), and Delta Alliance Capital Management, LLC, a California limited liability company ("MANAGER").

RECITALS

A. OWNER owns certain real properties and buildings, improvements and assets associated therewith more particularly described on Exhibit A hereto (each a "Property" and if applicable collectively, the "Properties").

B. MANAGER and its staff or assignee are experienced and capable in the asset management of apartments that are similar in size and scope to the Properties.

C. OWNER desires to engage MANAGER to furnish to OWNER, and MANAGER agrees to furnish to OWNER, in accordance with the terms herein, the necessary technical, management and operating services described herein in order that the Properties will obtain the benefits deriving from the experience and capabilities of MANAGER in said activities.

AGREEMENT

1. Appointment and Acceptance. To the extent herein provided and subject to the terms and conditions set forth herein, OWNER appoints MANAGER to asset manage the Properties, and MANAGER accepts the appointment, subject to the terms and conditions set forth in this Agreement. In the absence of an agreement in writing between OWNER and MANAGER, no other tract or parcel of real property or the improvements thereon shall be subject to this Agreement.

2. Term. The term of this Agreement ("Term") shall commence on the Effective Date and shall terminate on the earlier to occur of: (i) the sale of the Properties or any portion thereof (in which event only as to such portion of the Properties sold); (ii) the termination of this Agreement pursuant to the terms hereof; or (iii) one (1) year from the Effective Date, provided that the Term be shall automatically renewed for successive one (1) year terms unless either party, upon delivery of written notice to the other party at least ninety (90) days prior to the expiration of the Term of its intention not to renew the Term.

3. Responsibilities of MANAGER.. MANAGER agrees to provide to OWNER the following services:

a)	Every year, on or prior to May 1st, MANAGER shall review the proposed budget prepared by the property management company managing the Properties and give advice and counsel as to the assumptions behind the proposed revenues and costs in the annual operating budget. For the first year of this agreement for fiscal year ending June 30, 2014, the review will be conducted on or prior to October 15, 2013.
b)	Every year, on or prior to May 1st, MANAGER shall review the capital costs proposed for the operating budget and make recommendations concerning the establishment of any additional reserves.
c)	MANAGER shall engage in discussions with OWNER any time so requested by OWNER concerning long term capital projects and needs and, if so requested by Owner, MANAGER shall prepare in conjunction with the annual property operating budget, a rolling three year capital budget for the Properties.
d)	MANAGER shall assist OWNER in evaluating any refinancing of the property including identifying potential replacement financing, appropriate terms, amortization period, principal balance, interest rates and type of lender; However, the final selection of any lender and loan shall in all events be the sole responsibility and at the sole discretion of OWNER.
e)	MANAGER shall provide investor relations services to OWENR including but not limited to, handling inquiries from investors and delivering information as requested.
f)	MANAGER shall work with the property management firm to evaluate annual real estate taxes and any appeals that may be warranted.
g)	MANAGER shall assist OWNER in preparation of annual tax returns and shall coordinate any annual audits required by any lender, investor or OWNER.
h)	MANAGER shall assist OWNER and the property management company in the application and processing of any required licenses and permits.
i)	MANAGER shall assist Owner in periodic valuations of the Properties.

4. Service of Process. MANAGER is not authorized and shall not accept service of process or citation for violation of any code, ordinance, regulation or law for OWNER.

5. Disclosure. MANAGER shall disclose to OWNER in advance in writing any and all relationships, and the nature and extent thereof, of MANAGER to any other party with whom MANAGER contracts, for itself or on behalf of OWNER or Owners, in connection with the operation, maintenance and repair of the Properties. Further, MANAGER may not contract for any services or supplies in connection with the operation, maintenance and repair of the Properties with any affiliated agencies unless MANAGER demonstrates that the prices and terms (including continuity, punctuality and reliability of contract performance) of such goods and services in connection with the operation, maintenance and repair of the Properties are at least as favorable with the prices and terms of goods and services of equal quality available from other reputable suppliers and contractors.

6. Asset Management Fee. For the complete performance of the services described herein, MANAGER's compensation shall be the payment by OWNER to MANAGER of one half percent (0.5%) of the Gross Income From Operations ("Asset Management Fee").

7. Termination. Notwithstanding anything to the contrary contained herein, (i) at any time during the Term, OWNER and MANAGER may terminate this Agreement by giving thirty (30) days advance written notice to the other party; (ii) this Agreement shall automatically terminate upon the sale of the Properties or any portion thereof (in which event only as to such portion of the Properties sold); (iii) OWNER may terminate this Agreement immediately in the event of a breach of this Agreement by MANAGER or in the event of MANAGER's misconduct by giving written notice of such termination to MANAGER, and upon such termination, in addition to all other rights and remedies OWNER may have, MANAGER shall not be entitled to receive any further compensation as of the date of MANAGER's receipt of such written notice of termination; and (iv) in the event OWNER is in default in the performance of any of its obligations hereunder, and such default remains uncured for thirty (30) days following MANAGER's giving of written notice of such default to OWNER, MANAGER shall have the right to terminate this Agreement upon thirty (30) days written notice to OWNER. Upon OWNER terminating this Agreement pursuant to subsections (i), (ii) and (iv) of this Section 32, OWNER shall pay to MANAGER as its sole and exclusive compensation, that portion of the Asset Management Fee earned to the date of termination, less any amounts previously received by MANAGER.

8. Assignment. OWNER or Owners may assign its rights and obligations hereunder to any assignee of the Master Agreement. MANAGER may not assign its rights and obligations hereunder without the advance written consent of Owner which consent may be withheld or granted by Owners and Lender in their sole and absolute discretion.

9. Notices. All notices, requests, demands or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows: (a) when personally delivered to the recipient; notice is effective upon delivery; (b) when mailed first class to the last address of the recipient known to the party giving notice; notice is effective three (3) mail delivery days after deposit in a United States Postal Service office or mailbox; (c) when mailed certified mail, return receipt requested; notice is effective upon receipt, if delivery is confirmed by a return receipt; (d) by overnight delivery using a nationally recognized overnight courier, charges prepaid or charged to the sender’s account; notice is effective upon delivery, if delivery is confirmed by the delivery service; or (e) when sent by telex or facsimile to the last telex or fax number of the recipient known to the party giving notice; notice is effective upon receipt, provided that (i) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (ii) the receiving party delivers a written confirmation of receipt; any notice given by telex or facsimile shall be deemed received on the next business day if it is received after 5:00 PM (recipient’s time) or on a nonbusiness day. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger or overnight delivery service. Any party may change its address, telex or fax number by giving the other party notice of the change in any manner permitted by this Agreement.

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Addresses for purposes of giving notice are as follows:

If to OWNER,

addressed to:

With a copy to:	John Winfield

President and Chairman

The InterGroup Corporation

10940 Wilshire Blvd., Suite 2150

Los Angeles, CA 90024

Phone: 310/889/2555

FAX: 310/440/0081

With Copy to:	Michael G. Zybala

Asst. Secretary & General Counsel

The InterGroup Corporation

Phone: 310/466/7961

Email: mzybala@intgla.com

FAX: 858/673/5406

If to MANAGER

Addressed to:	Delta Alliance Capital Management, LLC 15707 Rockfield, Suite 225

Irvine, CA 92618

Attention: Paul Perkins Phone: 949/900-6160

FAX: 949/900-6601

10. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and supersedes any prior written or oral agreement between said parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written between and among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of California, without giving effect to principles of conflict of law thereof. In the event of any litigation arising out of any dispute in connection with this Agreement, the parties hereby consent to the jurisdiction of the California courts.

12. Mediation. If a dispute, controversy or claim: (i) occurs, in law or in equity; (ii) involves any of the Parties; and (iii) arises under, out of, in connection with, or in relation to this Agreement, any amendments to this Agreement or a breach of this Agreement, the disputing Parties agree first to try in good faith to settle the dispute by mediation under the mediation rules of JAMS or its successor organization before resorting to litigation. The disputing Parties agree that mediation shall be completed within thirty (30) days of a notification of a dispute, unless otherwise agreed by such Parties in writing.

13. No Recording. Unless required by Lender, this Agreement shall not be filed of record in the deed, deed of trust, real property or other records in any county or office in any state. OWNER may file a copy of this Agreement with its reports to the Securities and Exchange Commissions (“SEC”) to meet its public company reporting requirements with the SEC and NASDAQ.

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14. MANAGER's and OWNER's Liability. MANAGER shall be liable to OWNER for all losses, damages, liabilities, actions, proceedings, claims, fines, penalties, costs and expenses, including without limitation attorney's fees and court costs, sustained or incurred by OWNER by reason of or arising out of MANAGER's breach of the duties and obligations required by this Agreement. OWNER shall be liable to MANAGER for all losses, damages, liabilities, actions, proceedings, claims, fines, penalties, costs and expenses, including without limitation attorney's fees and court costs, sustained or incurred by MANAGER by reason of or arising out of OWNER's breach of the duties and obligations required by this Agreement.

15. Attorneys' Fees. With regard to any action or proceeding between the parties arising from or relating to this Agreement or the enforcement or interpretation hereof, the party prevailing in such action or proceeding shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other costs and expenses of the action or proceeding.

16. Applicability of Agreement. It is understood and agreed that (a) the provisions of this Agreement shall apply to each of the Properties described on Exhibit A as if each Property has a separate management agreement, and (b) the parties hereto may act in any manner that is authorized by this Agreement with respect to any one (1) Property without affecting any of the other Properties.

17. Confidentiality. MANAGER shall regard all information relating to the Properties and all information supplied to MANAGER by OWNER, lenders or any of its employees or agents as confidential and proprietary information of OWNER and/or Owners, and shall not permit its release to other parties without OWNER's prior written authorization.

18. Force Majeure. Neither party shall be liable to the other in damages nor shall this Agreement be terminated nor a default be deemed to have occurred because of any failure to perform hereunder caused by a "Force Majeure". In this Agreement, the term "Force Majeure" shall mean an event, such as, but not limited to, fire, earthquake, flood, explosion, casualty, strike, unavoidable accident, riot, insurrections, civil disturbance, act of public enemy, embargo, war, act of God, inability to obtain labor, materials or supplies, any outbreak of disease, and any governmental regulation, restriction or prohibition, or any other similar cause beyond the parties' control.

19. Meetings. OWNER and MANAGER shall meet regularly upon OWNER's request, at mutually agreeable times and places, for the general purpose of consultation and advisement as to Properties' operating plans for the balance of the fiscal year and all other material aspects of Properties' performance, including without limitation, operations and management of all material policies and procedures affecting all material phases of the conduct of business at the Properties. MANAGER shall consult with and seek advice from OWNER prior to MANAGER effectuating any policies or procedures.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

"OWNER"		"MANAGER"

THE INTERGROUP CORPORATION		DELTA ALLIANCE CAPITAL MANAGEMENT, LLC, a California limited liability company

By:	/s/ John V. Winfield	By:	/s/ Paul Perkins
	John V. Winfield		Paul Perkins
	President and Chairman		Chief Investment Officer

EXHIBIT A

DESCRIPTION OF PROPERTIES

California Multifamily and Residential

11361 Ovada, Bel Air, CA	7	units
11371 Ovada, Bel Air, CA	4	units
11650 Bellagio, Bel Air, CA	1	units
11678 Bellagio, Bel Air, CA	1	units
11680 Bellagio, Bel Air, CA	4	units
15 Outrigger Street, Mariposa, CA	9	units
2301 Roscomare, Bel Air, CA	30	units
633 Ocean, Santa Monica, CA	31	units
636 Acanto, Bel Air, CA	8	units
801 26th, Santa Monica, CA	12	units
850 Moraga, Bel Air, CA	9	units
855 Moraga, Bel Air, CA	14	units
614 Acanto, Bel Air, CA	2	units
821 3rd Street, Santa Monica, CA	27	units

Total	159

California Commercial

600 N. Sepulveda, Bel Air, CA	5,886 sq ft. Office
820 Moraga, Bel Air, CA	5,500 sq. ft. Office

Out of State Multifamily

Property	Address	City	St	Units

Villas at Beaver Creek	1000 Meadow Creek Dr.	Irving	TX	358
Capitol Village	6855 U.S. 290	Austin	TX	249
Cross Keys	3209 Cross Keys Dr #2	Florissant	MO	264
Meadowbrook	3579 Us Highway 46	Parsippany	NJ	151
Pine Lake	101 Pinehurst Dr.	Florence	KY	157